Exhibit (a)(1)

CERTIFICATE OF TRUST

of

AB Tax-Aware Credit Opportunities Fund

(a Delaware Statutory Trust)

This Certificate of Trust of AB Tax-Aware Credit Opportunities Fund (the “Trust”), dated as of April 20, 2026, is being duly executed and filed on behalf of the Trust by the undersigned, as the sole Trustee, for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1. NAME. The name of the statutory trust formed by this Certificate of Trust is AB Tax-Aware Credit Opportunities Fund.

2. REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.

4. REGISTERED INVESTMENT COMPANY. The Trust will register as an investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of shares of beneficial interest of the Trust.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Brian Doyle-Wenger, not in his individual capacity but as Trustee

By:	/s/ Brian Doyle-Wenger
Brian Doyle-Wenger